Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-111280) pertaining to the 2003 Non-Employee Director Stock Option Plan of Conn’s, Inc.,

(2)	Registration Statement (Form S-8 No. 333-111281) pertaining to the Amended and Restated 2003 Incentive Stock Option Plan of Conn’s, Inc.,

(3)	Registration Statement (Form S-8 No. 333-111282) pertaining to the Employee Stock Purchase Plan of Conn’s, Inc.,

(4)	Registration Statement (Form S-8 No. 333-139208) pertaining to the 2003 Non-Employee Director Stock Option Plan and Amended and Restated 2003 Incentive Stock Option Plan of Conn’s, Inc.,

(5)	Registration Statement (Form S-8 No. 333-174997) pertaining to the 2011 Omnibus Incentive Plan of Conn’s, Inc.,

(6)	Registration Statement (Form S-8 No. 333-174998) pertaining to the Non-Employee Director Restricted Stock Plan of Conn’s, Inc.,

(7)	Registration Statement (Form S-8 No. 333-211584) pertaining to the 2016 Omnibus Incentive Plan of Conn’s, Inc.,

(8)	Registration Statement (Form S-3 No. 333-211024) of Conn’s, Inc.,

(9)	Registration Statement (Form S-8 No. 333-218555) pertaining to the Amended 2016 Omnibus Incentive Plan of Conn’s, Inc.
of our reports dated April 5, 2018 (except with respect to the effects of the changes in presentation of restricted cash and debt extinguishment costs associated with the consolidated statements of cash flows as discussed in Notes 1 and 15, as to which the date is November 23, 2018), with respect to the consolidated financial statements of Conn’s, Inc. and the effectiveness of internal control over financial reporting of Conn’s, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Houston, Texas
November 23, 2018